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As filed with the Securities and Exchange Commission on May 19, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VENTAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1055020
(State or Other Jurisdiction of Incorporation of Organization)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800
Chicago, Illinois 60606
(877) 483-6827
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

T. Richard Riney, Esq.
General Counsel
Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky 40223
(502) 357-9000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robin Panovka, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Marjorie L. Reifenberg, Esq. Lazard Alternative Investments LLC 30 Rockefeller Plaza New York, New York 10020 212-632-2660	William G. Farrar, Esq. Benjamin R. Weber, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 212-558-4000

          Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions and other factors.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $0.25 per share	24,958,543(2)(3)	$54.36	$1,356,746,397	$157,519

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based upon the average of the high and low prices of the common stock reported by the New York Stock Exchange on May 16, 2011.

(2)
All of the shares of common stock being registered hereby may be offered for the account of the selling stockholders who acquired the shares of common stock in a private transaction or certain transferees.

(3)
Pursuant to Rule 416 of the Act, there is also being registered hereunder such number of additional shares of common stock as may be issued to the selling stockholders because of any future stock dividends, stock distributions, stock splits or similar capital readjustments.

PROSPECTUS

24,958,543 Shares
VENTAS, INC.
Common Stock

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 24,958,543 shares of our common stock for the account of the selling stockholders named in this prospectus and certain transferees. The 24,958,543 shares of our common stock offered by this prospectus were issued to the selling stockholders in a private transaction.

        The selling stockholders and certain transferees may sell all, some or none of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders or certain transferees may sell any of the shares offered by this prospectus. The prices at which the selling stockholders or certain transferees may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. All fees and expenses of registration incurred in connection with this offering are being borne by us, other than any underwriting fees, discounts, commissions and related expenses attributable to the sale of the common stock offered by this prospectus (including the fees and expenses of any underwriters and such underwriters' counsel). We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "VTR." On May 18, 2011, the last reported sales price for our common stock was $55.32 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2011.

        You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information and Incorporation by Reference." You should rely only on the information incorporated by reference or provided in this prospectus or such prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information we file with the Securities and Exchange Commission (the "Commission") and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        Statements contained or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference.

        Unless the context otherwise requires, references in this prospectus to the following terms will have the meanings below:

  •
  the terms "we," "us," "our" or similar terms and "Ventas" refer to Ventas, Inc., a Delaware corporation, together with its subsidiaries;

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  the term "Lillibridge" refers to Lillibridge Healthcare Services, Inc., an Illinois corporation;

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  the term "Sunrise" refers to Sunrise Senior Living, Inc., a Delaware corporation, together with its subsidiaries;

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  the term "Atria" refers to, collectively, Atria Senior Living Group, Inc., a Delaware corporation, One Lantern Senior Living Inc, a Delaware corporation, and LSHP Coinvestment I Inc, a Delaware corporation; and

  •
  the term "NHP" refers to Nationwide Health Properties, Inc., a Maryland corporation, together with its subsidiaries.

ii

ABOUT VENTAS, INC.

        We are a real estate investment trust ("REIT") with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada. As of March 31, 2011, our portfolio consisted of 602 assets: 240 seniors housing communities, 187 skilled nursing facilities, 40 hospitals and 135 medical office buildings ("MOBs") and other properties in 43 U.S. states, the District of Columbia and two Canadian provinces. With the exception of our seniors housing communities that are managed by independent third parties, such as Sunrise, pursuant to long-term management agreements and certain of our MOBs, including those acquired in connection with our Lillibridge acquisition, we lease our properties to healthcare operating companies under "triple-net" or "absolute-net" leases, which require the tenants to pay all property-related expenses. We also had real estate loan and other investments relating to seniors housing and healthcare companies as of March 31, 2011.

        Our primary business consists of acquiring, financing and owning seniors housing and healthcare properties and leasing those properties to third parties or operating those properties through independent third-party managers. Through our Lillibridge subsidiary, we also provide management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.

        We were incorporated in Kentucky in 1983, commenced operations in 1985 and reorganized as a Delaware corporation in 1987. We operate through three reportable business segments: triple-net leased properties, senior living operations and MOB operations. For additional information, see our Consolidated Financial Statements and the related notes, including "Note 2—Accounting Policies," included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010 (the "2010 Form 10-K").

        Our business strategy is comprised of three principal objectives: (1) generating consistent, reliable and growing cash flows; (2) maintaining a well-diversified portfolio; and (3) preserving our investment grade balance sheet and liquidity.

        Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois, 60606, and our telephone number is (877) 483-6827. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Recent Developments

  Atria Transaction

        On May 12, 2011, we acquired substantially all of Atria's real estate assets (the "Atria Acquisition") from private equity funds managed by Lazard Real Estate Partners LLC and its affiliates. The aggregate consideration for the transaction was approximately $3.2 billion, comprised of 24,958,543 shares of our common stock (having a value of approximately $1.38 billion based on the closing price of our common stock on May 12, 2011), approximately $168 million in cash and the assumption or repayment of approximately $1.6 billion of net debt, subject to a post-closing net debt adjustment. As a result of the Atria Acquisition, we added to our senior living operating portfolio 118 private pay seniors housing communities located primarily in affluent coastal markets such as the New York metropolitan area, New England and California. Immediately prior to the closing of the Atria Acquisition, Atria spun off its management operations to a newly formed entity that continues to operate the acquired assets under long-term management agreements with us.

  NHP Transaction

        In February 2011, we signed a definitive agreement to acquire NHP in a stock-for-stock transaction valued at $7.4 billion. Pursuant to the terms and subject to the conditions set forth in the agreement, at the effective time of the merger, each outstanding share of NHP common stock will be converted into the right to receive 0.7866 shares of our common stock. Upon completion of the transaction, our portfolio will consist of over 1,300 properties in 47 U.S. states, the District of Columbia and two Canadian provinces. We expect to complete the NHP transaction in the third quarter of 2011, although we cannot assure you that the transaction will close on such timetable or at all.

RISK FACTORS

        Before you invest in shares of our common stock, you should carefully consider the risks involved. These risks include, but are not limited to:

  •
  the risks described below;

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  the risks described in our 2010 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated by reference in this prospectus; and

  •
  any risks that may be described in other filings we make with the Commission.

Risks Relating to Our Common Stock

  If our stock price is volatile, purchasers of our common stock could incur substantial losses.

        Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained. We cannot predict what effect, if any, that future market sales of our common stock or the availability of our common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

  If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

        As of May 13, 2011, we had 188,080,247 shares of our common stock outstanding. Except for 3,697,541 shares held by the selling stockholders that are subject to a lockup agreement that limits the selling stockholders' ability to transfer such shares until November 12, 2012, and shares held by our affiliates, all of our outstanding shares of common stock are available for immediate sale. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

  Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

        We may issue equity in the future in connection with acquisitions or strategic transactions, including our pending acquisition of NHP, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater or less than the price at which the shares of common stock are being offered by this prospectus. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding our or our tenants', operators', managers' or borrowers' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

        Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the Commission. These factors include without limitation:

  •
  The ability and willingness of our tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

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  The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

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  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including our pending transaction with NHP and those in different asset types and outside the United States;

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  The nature and extent of future competition;

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  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

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  Increases in our cost of borrowing as a result of changes in interest rates and other factors;

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  The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

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  Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues and our ability to access the capital markets or other sources of funds;

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  Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

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  Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

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  Final determination of our taxable net income for the year ended December 31, 2010 and for the year ending December 31, 2011;

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  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to reposition our properties on the same or better terms in the event such leases expire and are not renewed by our tenants or in the event we exercise our right to replace an existing tenant upon a default;

  •
  Risks associated with our senior living operating portfolio, such as factors causing volatility in our operating income and earnings generated by our properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

  •
  The movement of U.S. and Canadian exchange rates;

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  Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators in our leases, including the rent escalator for Master Lease 2 with Kindred Healthcare, Inc., and our earnings;

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  Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

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  The impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of our tenants, operators, borrowers and managers, and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

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  Risks associated with our MOB portfolio and operations, including our ability to successfully design, develop and manage MOBs, to accurately estimate our costs in fixed fee-for-service projects and to retain key personnel;

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  The ability of the hospitals on or near whose campuses our MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

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  Our ability to maintain or expand our relationships with our existing and future hospital and health system clients;

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  Risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision-making authority and our reliance on our joint venture partners' financial condition;

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  The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

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  The impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants, operators, and managers.

        We describe some of these risks and uncertainties in greater detail above under "Risk Factors" and in the risk factors that are incorporated or deemed to be incorporated by reference in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders or certain transferees named herein.

SELLING STOCKHOLDERS

        In connection with the Atria Acquisition, the selling stockholders, in aggregate, received 24,958,543 shares of our common stock (the "Merger Consideration Shares") in a transaction exempt from registration under the Securities Act. Upon the closing of the Atria Acquisition, we entered into certain agreements, including:

  •
  a Registration Rights Agreement, dated as of May 12, 2011 (the "Registration Rights Agreement"), pursuant to which, among other things, we agreed to file with the Commission a registration statement on Form S-3 to register the resale by the selling stockholders and certain transferees of the Merger Consideration Shares;

  •
  a Lockup Agreement, dated as of May 12, 2011 (the "Lockup Agreement"), which (a) limits the selling stockholders' ability to transfer 3,697,541 of the Merger Consideration Shares until November 12, 2012 and imposes certain other limitations on the transfer of Merger Consideration Shares by the selling stockholders, (b) contains a standstill agreement and (c) requires the selling stockholders to vote in favor of the director nominees recommended by our Board of Directors for as long as the standstill remains in place;

  •
  a Director Appointment Agreement, dated as of May 12, 2011 (the "Director Letter"), that provides the selling stockholders with the right to designate one individual for nomination to our Board of Directors for so long as the selling stockholders and certain transferees collectively beneficially own Merger Consideration Shares representing 3% or more of the outstanding shares of our common stock. On May 13, 2011, Matthew J. Lustig, the Chief Executive Officer and a Managing Principal of LREP and a Managing Director of Lazard Alternative Investments LLC, was appointed to our Board of Directors in accordance with the terms of the Director Letter;

  •
  an Ownership Limit Waiver Agreement, dated as of May 12, 2011, pursuant to which we granted to the selling stockholders and certain affiliated entities an exemption from certain ownership limitation provisions of our Amended and Restated Certificate of Incorporation, as amended, with respect to the selling stockholders' and such affiliated entities' ownership of the Merger Consideration Shares; and

  •
  management agreements whereby an indirect subsidiary of Atria Senior Living, Inc., an entity affiliated with the selling stockholders, manages all of the real estate assets we acquired in the Atria Acquisition.

        The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder beneficially owns and that may be offered pursuant to this prospectus. We have prepared the table below based on information provided to us by or on behalf of the selling stockholders on or prior to May 18, 2011. Subject to the restrictions of the Lockup Agreement, the selling stockholders may offer all, some or none of the shares offered by this prospectus. We cannot predict if, when or in what amounts the selling stockholders or certain transferees may sell any of the shares offered by this prospectus or any other shares beneficially owned by the selling stockholders or such transferees or when or in what amounts the selling stockholders or such transferees may acquire additional shares.

        Other than as set forth above, the table below or elsewhere in this prospectus, none of the selling stockholders or their respective affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Commission, an "underwriter" within the meaning of the Securities Act.

        Information about the selling stockholders and certain transferees may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Percentage of Shares Outstanding(2)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(3)
Lazard Senior Housing Partners LP(4)	5,813,718	3.09%	5,813,718	—
LSHP Coinvestment Partnership I LP(5)	1,216,679	0.65%	1,216,679	—
Prometheus Senior Quarters LLC(6)	17,928,146	9.53%	17,928,146	—

(1)
Beneficial ownership as used herein has the meaning ascribed thereto under Section 13(d) of the Exchange Act and the rules thereunder.

(2)
Based on 188,080,247 shares of common stock outstanding as of May 13, 2011.

(3)
The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the selling stockholder that are not being offered pursuant to this prospectus.

(4)
Lazard Senior Housing Partners GP LLC is the General Partner of Lazard Senior Housing Partners LP. Lazard Alternative Investments LLC is the managing member of Lazard Senior Housing Partners GP LLC. Lazard Alternative Investments LLC is a wholly owned subsidiary of Lazard Alternative Investments Holdings LLC, which is a wholly owned subsidiary of LFCM Holdings LLC. Each of Lazard Senior Housing Partners GP LLC, Lazard Alternative Investments LLC, Lazard Alternative Investments Holdings LLC and LFCM Holdings LLC may be deemed to beneficially own the shares of common stock beneficially owned by Lazard Senior Housing Partners LP.

(5)
LSHP Coinvestment I GP LLC is the General Partner of LSHP Coinvestment Partnership I LP. Lazard Alternative Investments LLC is the managing member of LSHP Coinvestment I GP LLC. Each of LSHP Coinvestment I GP LLC, Lazard Alternative Investments LLC, Lazard Alternative Investments Holdings LLC and LFCM Holdings LLC may be deemed to beneficially own the shares of common stock beneficially owned by LSHP Coinvestment Partnership I LP.

(6)
The Managing Members of Prometheus Senior Quarters LLC are LFSRI II-CADIM Alternative Partnership L.P., LF Strategic Realty Investors II L.P. and LFSRI II Alternative Partnership L.P. Lazard Frères Real Estate Investors L.L.C. is the General Partner of each such limited partnership. Lazard Alternative Investments LLC is the managing member of Lazard Frères Real Estate Investors L.L.C. Each of LFSRI II-CADIM Alternative Partnership L.P., LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P., Lazard Frères Real Estate Investors L.L.C., Lazard Alternative Investments LLC, Lazard Alternative Investments Holdings LLC and LFCM Holdings LLC may be deemed to beneficially own the shares of common stock beneficially owned by Prometheus Senior Quarters LLC.

PLAN OF DISTRIBUTION

        The shares of our common stock offered by this prospectus are subject to restrictions under the Registration Rights Agreement and the Lockup Agreement. Subject to those restrictions, sales of shares of our common stock by the selling stockholders named in this prospectus, which for this purpose includes certain transferees, may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly, to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

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  a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resales by the broker or dealer for its own account pursuant to this prospectus;

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  exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  privately negotiated transactions;

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  a combination of any of the foregoing methods of sale; and

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  any other method permitted pursuant to applicable law.

        An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder's agent in the sale of shares by the selling stockholders.

        Subject to the following paragraph, in connection with distributions of the shares of our common stock offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with these transactions, the brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle the hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out those short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

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  the short sales of our common stock referred to above;

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  the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

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  the delivery by the selling stockholders of shares to close out short positions.

        The selling stockholders agreed under the Lockup Agreement, until November 12, 2012, not to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of their ownership of any of the Merger Consideration Shares. The same restrictions would apply to certain transferees of the selling stockholders, but not transferees who purchase shares offered by this prospectus.

        In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Subject to the Lockup Agreement, the selling stockholders may transfer, pledge or loan the shares to a transferee, pledgee, donee or successor that, in turn, may sell the shares. In those circumstances, the transferee, pledgee, donee or successor would become a selling stockholder under this prospectus and, if required under the Securities Act, will be identified in a prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus is a part prior to making an offer or sale under this prospectus. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery of shares of our common stock, which the broker-dealer or other financial institution may then resell pursuant to this prospectus.

        Each broker-dealer that receives our common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of our common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

        The selling stockholders and any other person participating in such distribution will be subject to certain provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of our common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

        The selling stockholders and any brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

        We have agreed to indemnify the selling stockholders named herein against certain liabilities that they may incur in connection with the sale of the shares registered hereunder, including liabilities arising under the Securities Act, and to contribute to payments that the selling stockholders may be required to make with respect thereto. Agents, brokers and dealers may be entitled under agreements entered into by the selling stockholders or us to indemnification against certain civil liabilities, including liabilities under the Securities Act.

        There can be no assurance that the selling stockholders will sell any or all of the shares offered hereby.

        We will bear all fees and expenses of registration of the shares offered by this prospectus, other than any underwriting fees, discounts, commissions and related expenses attributable to the sale of shares offered hereby (including the fees and expenses of any underwriters and such underwriters' counsel). The fees and expenses of registration to be borne by us referred to in the foregoing sentence shall include, without limitation, printing expenses, reasonable fees and expenses of one counsel to the selling stockholders and fees and expenses of all other persons retained by us in connection with the consummation of the transactions hereby. We estimate that the total expenses of this offering payable by us will be $335,000.

VALIDITY OF THE OFFERED SECURITIES

        The validity of the shares of our common stock to be offered by this prospectus has been passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2010 (including the financial statement schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Atria Senior Living Group, Inc. and subsidiaries and One Lantern Senior Living Inc and subsidiaries as of and for the years ended December 31, 2010 and 2009, incorporated herein by reference to our Current Report on Form 8-K, filed on April 11, 2011, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference. Such financial statements have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of NHP appearing in our Current Report on Form 8-K filed on April 11, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the reports, proxy statements and other information that we file with the Commission at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the Commission's public reference room, including copy charges. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. Our common stock is traded on the New York Stock Exchange under the symbol "VTR." Reports and information that we file with the Commission can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us is also available on our website at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

        We are incorporating by reference in this prospectus the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the shares of our common stock offered by this prospectus are sold:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Amendment No. 1 on Form 10-K/A;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  •
  our Current Reports on Form 8-K filed on February 3, 2011, February 17, 2011 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition), February 28, 2011, March 24, 2011, April 11, 2011, May 9, 2011, May 12, 2011, May 17, 2011, and May 18, 2011;

  •
  our Proxy Statement filed on March 28, 2011 for our 2011 Annual Meeting of Stockholders; and

  •
  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
(502) 357-9000

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of this offering (all of which are to be paid by the Registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$157,519
Legal fees and expenses	40,000
Accounting fees and expenses	20,000
Blue Sky fees and expenses (including legal fees)	5,000
New York Stock Exchange Supplemental Listing Fee	93,595
Printing expenses	10,000
Miscellaneous	8,886

TOTAL	$335,000

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") empowers us to, and Article VII of our Amended and Restated Certificate of Incorporation, as amended (the "Certificate"), provides that we will, indemnify any person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our Board of Directors through agreement, resolution or by a provision in our Fourth Amended and Restated Bylaws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

        Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by our Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL. Expenses incurred by a person in any capacity other than as one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our Board of Directors deems appropriate.

        Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VI of the Certificate provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

        The indemnification provided for by Article VII of the Certificate is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to the Certificate or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

        The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

        We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Certificate or the DGCL.

        The Registration Rights Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP provides for indemnification by us of the selling stockholders named herein and their controlling persons, which may include one of our directors, for certain losses, claims, damages or liabilities incurred in connection with the registration under the Securities Act of the shares issued to the selling stockholders in connection with the Atria transaction.

        We currently have in effect directors' and officers' liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 16.    Exhibits

Exhibits:

Exhibit No.	Description
2.1	Merger Agreement, dated as of October 21, 2010, by and among Ventas, Inc., Ventas SL I, LLC, Ventas SL II, LLC, Ventas SL III, LLC, Atria Holdings LLC, Lazard Senior Housing Partners LP, LSHP Coinvestment Partnership I LP, Atria Senior Living Group, Inc., One Lantern Senior Living Inc, and LSHP Coinvestment I Inc (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on October 27, 2010).
2.2	Amendment No. 1 to Merger Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Ventas SL I, LLC, Ventas SL II, LLC, Ventas SL III, LLC, Atria Holdings LLC, Lazard Senior Housing Partners LP, LSHP Coinvestment Partnership I LP, Atria Senior Living Group, Inc., One Lantern Senior Living Inc, and LSHP Coinvestment I Inc (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 18, 2011).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).
4.2	Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in our Registration Statement on Form S-3, filed on November 28, 2008, Registration No. 333-155770, as supplemented).
4.3	Registration Rights Agreement, dated as of May 12 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 18, 2011).
4.4	Lockup Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 18, 2011).

Exhibit No.	Description
4.5	Ownership Limit Waiver Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on May 18, 2011).
4.6	Director Appointment Agreement, dated as of May 12, 2011, by Ventas, Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on May 18, 2011).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).
23.4	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Inc).
23.5	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, Inc.).
24.1	Powers of Attorney (included on the signature pages hereto).

Item 17.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   that, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

          (5)   that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, the State of Illinois, on the 19th day of May, 2011.

VENTAS, INC.
By:	/s/ DEBRA A. CAFARO Debra A. Cafaro Chairman of the Board and Chief Executive Officer

        The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 19th day of May, 2011.

Signature	Title
/s/ DEBRA A. CAFARO Debra A. Cafaro	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RICHARD A. SCHWEINHART Richard A. Schweinhart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ ROBERT J. BREHL Robert J. Brehl	Chief Accounting Officer and Controller (Principal Accounting Officer)
/s/ DOUGLAS CROCKER II Douglas Crocker II	Director

Signature	Title
/s/ RONALD G. GEARY Ronald G. Geary	Director
/s/ JAY M. GELLERT Jay M. Gellert	Director
Matthew J. Lustig	Director
/s/ ROBERT D. REED Robert D. Reed	Director
/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director
/s/ GLENN J. RUFRANO Glenn J. Rufrano	Director
/s/ JAMES D. SHELTON James D. Shelton	Director
/s/ THOMAS C. THEOBALD Thomas C. Theobald	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Merger Agreement, dated as of October 21, 2010, by and among Ventas, Inc., Ventas SL I, LLC, Ventas SL II, LLC, Ventas SL III, LLC, Atria Holdings LLC, Lazard Senior Housing Partners LP, LSHP Coinvestment Partnership I LP, Atria Senior Living Group, Inc., One Lantern Senior Living Inc, and LSHP Coinvestment I Inc (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on October 27, 2010).
2.2
Amendment No. 1 to Merger Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Ventas SL I, LLC, Ventas SL II, LLC, Ventas SL III, LLC, Atria Holdings LLC, Lazard Senior Housing Partners LP, LSHP Coinvestment Partnership I LP, Atria Senior Living Group, Inc., One Lantern Senior Living Inc, and LSHP Coinvestment I Inc (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on May 18, 2011).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).
4.2
Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated by reference to the Prospectus included in our Registration Statement on Form S-3, filed on November 28, 2008, Registration No. 333-155770, as supplemented).
4.3
Registration Rights Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 18, 2011).
4.4
Lockup Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 18, 2011).
4.5
Ownership Limit Waiver Agreement, dated as of May 12, 2011, by and among Ventas, Inc., Prometheus Senior Quarters LLC, Lazard Senior Housing Partners LP and LSHP Coinvestment Partnership I LP (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on May 18, 2011).
4.6	Director Appointment Agreement, dated as of May 12, 2011, by Ventas, Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on May 18, 2011).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).
23.4	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Inc).
23.5	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, Inc.).
24.1	Powers of Attorney (included on the signature pages hereto).